Exhibit 99.1

LightPath Technologies

Fiscal 2007 Second Quarter Comments

For Immediate Release

(January 12, 2007) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its second quarter of fiscal 2007 include sales of approximately $3.8 million compared with $3.0 million in the second quarter of fiscal 2006, an increase of 28%.

The Company reduced delinquent shipments in its backlog by $500k and experienced an increase in communications-based shipments in the first quarter of fiscal 2007. Our current quarter sales of approximately $3.8 million compared to our first quarter sales of approximately $4.4 million, decreased 15%, but are nearly flat quarter to quarter when considering the reduction in delinquent shipments.

In the second quarter, new orders from our communications customers have slowed down through the end of the second quarter, while orders from our medical customers have increased. The Company’s Shanghai manufacturing facility contributed more than 50% of our production of molded optics in the second quarter and the Company is continuing to invest in equipment and facilities for that site which management believes will achieve both cost reduction and growth opportunities.

Ken Brizel, President and Chief Executive Officer of LightPath, commented, “We increased our shipments by 28% this quarter over last fiscal year and maintained a very low delinquency in our shipments. The manufacturing team shifted more than 50% of our molded production to our Shanghai location, which helped reduce cost and increase production volume. Communications orders slowed during this quarter, while medical orders rose. The backlog was down from the prior quarter mainly in communications. I am confident that orders in the other markets will be picking up and surpassing the communications market in coming quarters.”

At December 31, 2006, the Company’s Disclosure Backlog was $2.6 million, a decrease of 13% over its Disclosure Backlog at December 31, 2005 of $3.0 million. At September 30, 2006, the Company’s Disclosure Backlog was $4.1 million. As reported in our Annual Report on Form 10-K for June 30, 2006, it had a “Disclosure Backlog” (as defined therein) at that date of $4.3 million.

Webcast Details:

LightPath plans to hold an audio webcast at 3:00 p.m. EST on Thursday, February 15, 2007 to discuss details regarding the company’s performance for the second quarter of fiscal 2007. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq SmallCap Market under the symbol “LPTH.” Investors are encouraged to go to LightPath’s website for additional financial information.

Contacts: Dorothy Cipolla, CFO

LightPath Technologies, Inc. (407) 382-4003

Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.